Filed Pursuant to Rule 424(b)(3)
Registration No.333-114548

These supplemental proxy materials supplement the original joint proxy statement/prospectus mailed to stockholders of Fisher Scientific International Inc. on or about May 25, 2004.

July 13, 2004

Dear Stockholder:

      We are writing to advise you of the following important developments relating to the Annual Meeting of Stockholders of Fisher Scientific International Inc.:

•	The annual meeting was convened on June 28, 2004 for the purpose of voting on the election of two directors, Michael D. Dingman and Charles A. Sanders, M.D., and the ratification of the appointment of Deloitte & Touche LLP as Fisher’s independent auditors for the current fiscal year. At the annual meeting, both Mr. Dingman and Dr. Sanders were elected as directors, each to serve three-year terms, and Deloitte & Touche LLP was ratified as Fisher’s independent auditors.

•	Following voting on the election of directors and the ratification of Fisher’s independent auditors, the annual meeting was adjourned and, therefore, the pending vote on the issuance of Fisher common stock to Apogent Technologies Inc. stockholders in connection with the proposed merger with Apogent was postponed. The decision to adjourn the annual meeting was made in order to give Fisher and Apogent the time necessary to complete a review after Apogent announced on June 23, 2004 that its Molecular BioProducts, Inc. subsidiary may have improperly recognized, from a timing perspective, between $200,000 and $600,000 of revenue during the quarter ended March 31, 2004.

•	Apogent, its advisors and Fisher have now completed their respective reviews of the matter. A summary description of the review process is attached to this letter and stockholders are urged to read this summary carefully. Based on the results of this review process, Fisher believes that the matter is not material to Apogent and is prepared to proceed with the stockholder vote relating to the merger.

•	Accordingly, the adjourned meeting will now be reconvened at the Sheraton Dover Hotel, 1570 North DuPont Highway, Dover, Delaware on August 2, 2004 at 9:00 a.m., local time, as further described in the supplemental notice accompanying this letter.

•	It is anticipated that the proposed merger with Apogent will occur promptly after the reconvened meeting on August 2, 2004.

•	The Fisher board of directors continues to believe that the merger agreement and the merger are advisable and fair to, and in the best interests of, Fisher and its stockholders. ACCORDINGLY, THE FISHER BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO ISSUE SHARES OF FISHER COMMON STOCK IN THE MERGER AT THE RECONVENED FISHER ANNUAL MEETING. YOUR VOTE IS VERY IMPORTANT.

•	If you have already voted and wish to change your vote as a result of these developments or otherwise, you may do so by using the enclosed new proxy card. If you have already voted and do not wish to change your vote, your original vote will be counted.

      These supplemental proxy materials, which consist of this letter, including the attached summary, and the accompanying supplemental notice, contain important information concerning these recent developments and related matters and should be read in conjunction with the original joint proxy statement/ prospectus mailed to you on or about May 25, 2004.

Sincerely,

PAUL M. MONTRONE
Chairman of the Board
and Chief Executive Officer
Fisher Scientific International Inc.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED OR DETERMINED IF THIS DOCUMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THIS DOCUMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN ANY JURISDICTION WHERE AN OFFER OR SOLICITATION WOULD BE ILLEGAL.

      These supplemental proxy materials are dated July 13, 2004 and are first being mailed to stockholders on or about July 13, 2004. You should read these supplemental proxy materials carefully along with the original joint proxy statement/ prospectus.

      This communication contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on Fisher’s and Apogent’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Risks, uncertainties and assumptions include the possibility that (1) the companies may be unable to obtain stockholder approvals required for the merger; (2) problems may arise in successfully integrating the businesses of the two companies; (3) the merger may involve unexpected costs; (4) the combined company may be unable to achieve cost-cutting synergies; (5) the businesses may suffer as a result of uncertainty surrounding the merger; and (6) the industry may be subject to future regulatory or legislative actions and other risks that are described in SEC reports filed by Fisher and Apogent. Because forward-looking statements involve risks and uncertainties, actual results and events may differ materially from results and events currently expected by Fisher and Apogent. Fisher and Apogent assume no obligation and expressly disclaim any duty to update the information contained herein except as required by law.

Attachment

SUMMARY AND RESULTS OF REVIEW PROCESS

      On June 23, 2004, Apogent Technologies Inc. announced that its Molecular BioProducts, Inc. subsidiary (“MBP”) may have improperly recognized, from a timing perspective, between $200,000 and $600,000 of revenue during the quarter ended March 31, 2004. As a result of this announcement, Fisher Scientific International Inc. held its annual meeting of stockholders on June 28, 2004 solely for the purpose of voting on the election of Fisher directors and the ratification of Fisher’s independent auditors. After director nominees were elected and auditors ratified for 2004, the annual meeting was adjourned in order to give Fisher the time necessary to complete a review of the matter and, therefore, the pending vote on the issuance of Fisher common stock in connection with the proposed merger with Apogent was postponed.

      Similarly, in order to give Apogent the time necessary to complete its review of the matter, Apogent convened its special meeting of stockholders on June 28, 2004, but only for the purpose of voting on a resolution to adjourn the meeting to a later date. The Agreement and Plan of Merger, dated as of March 17, 2004, as amended on April 16, 2004, by and among Fisher, Fox Merger Corporation and Apogent and the merger contemplated thereby were not voted on at the June 28, 2004 Apogent special meeting.

      Promptly, upon learning of a possible improper recognition of revenue at MBP, Apogent began a comprehensive internal review of the matter under the direction and oversight of Apogent’s Audit Committee and its General Counsel. Forensic accounting specialists at PricewaterhouseCoopers LLP (“PwC”) were retained to assist in the review. KPMG LLP, Apogent’s independent auditors, was notified of the matter and has been kept informed of the review being conducted. Contemporaneously with Apogent’s review, Fisher commenced its own review. The reviews by both Apogent and Fisher covered not only MBP, but also other selected Apogent subsidiaries, in order to confirm that these revenue recognition issues were isolated at the MBP level. In connection with Apogent’s review of the MBP matter, appropriate action with respect to the responsible employees has taken place.

      During the course of Apogent’s review of the MBP matter, Apogent’s Audit Committee met regularly to consider and discuss materials prepared and presented by PwC relating to the matter.

      Upon review of the matter, the Apogent Audit Committee has concluded that the MBP matter was an isolated incident and was not material to Apogent and reported its findings to the Apogent board of directors.

      During the review process, Fisher’s board of directors was apprised of the process conducted and the results of Apogent’s internal review (including the work done by PwC) as well as the review conducted by Fisher. On July 13, 2004, the Fisher Board met and received a further presentation as to the findings of the review conducted and after taking such findings into account confirmed its earlier unanimous recommendation to stockholders that they vote in favor of the issuance of Fisher shares to Apogent stockholders in the merger.

FISHER SCIENTIFIC INTERNATIONAL INC.

One Liberty Lane
Hampton, New Hampshire 03842
(603) 926-5911

SUPPLEMENTAL NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Reconvened on August 2, 2004

Dear Stockholders of Fisher Scientific International Inc.:

      The Annual Meeting of Stockholders of Fisher Scientific International Inc., a Delaware corporation, was convened on Monday, June 28, 2004 and then adjourned after voting on the election of Fisher’s directors and the ratification of Fisher’s independent auditors. The adjourned annual meeting will be reconvened at the Sheraton Dover Hotel, 1570 North DuPont Highway, Dover, Delaware on August 2, 2004 at 9:00 a.m., local time, for the following purposes:

1. to approve the issuance of Fisher common stock, par value $0.01 per share, in connection with the merger contemplated by the Agreement and Plan of Merger, dated as of March 17, 2004, as amended on April 16, 2004, by and among Fisher Scientific International Inc., Fox Merger Corporation, a direct, wholly-owned subsidiary of Fisher Scientific International Inc., and Apogent Technologies Inc., a copy of which was attached as Annex A to the original joint proxy statement/ prospectus that was mailed to Fisher stockholders on or about May 25, 2004;

2. to vote upon an adjournment of the reconvened Fisher annual meeting, if necessary, to solicit additional proxies if there are not sufficient votes for the foregoing proposal; and

3. to transact any other business that may properly be brought before the reconvened Fisher annual meeting or any adjournments or postponements thereof.

      The close of business on May 14, 2004, the original record date fixed for the Fisher annual meeting, remains effective as the record date for the determination of stockholders entitled to notice of, and to vote at, the reconvened Fisher annual meeting or any further adjournments or postponements thereof. Only holders of record of Fisher common stock at the close of business on the record date are entitled to notice of, and to vote at, the reconvened Fisher annual meeting.

      The issuance of Fisher common stock to Apogent stockholders, which is necessary to effect the merger of Apogent and Fox Merger Corporation, a direct, wholly-owned subsidiary of Fisher, requires approval by a majority of votes cast on the proposal, provided that the total vote cast represents over 50% in interest of all securities entitled to vote thereon.

      We describe the annual meeting, the merger agreement and related matters in the original joint proxy statement/ prospectus and in these supplemental proxy materials which consist of this supplemental notice and the accompanying letter including the attached summary. These supplemental proxy materials which describe recent developments since the mailing to you of the original joint proxy statement/ prospectus modify certain information in the original joint proxy statement/ prospectus and should be read together with that document.

      Enclosed is a new proxy card. The proxy card that accompanied the original joint proxy statement/ prospectus will remain valid. Therefore, either of the proxy cards can be used to submit your vote. If you already returned the proxy card that you received previously, your vote will be recorded unless you submit a subsequent proxy changing your vote or you revoke your proxy. If you have not voted or wish to change your vote, please sign and date the enclosed proxy card and mail it promptly in the enclosed postage-paid envelope. If your shares are held in the name of a bank, broker or other fiduciary, please follow the instructions on the voting instruction card furnished by the record holder. REMEMBER, YOUR VOTE IS IMPORTANT, SO PLEASE ACT TODAY IF YOU HAVE NOT ALREADY VOTED.

      The Fisher board of directors unanimously recommends that you vote to approve the issuance of Fisher common stock in the merger, which is described in detail in the original joint proxy statement/ prospectus.

      IF YOU HAVE ALREADY SUBMITTED A PROXY CARD, YOU DO NOT NEED TO SUBMIT THE ENCLOSED NEW PROXY CARD UNLESS YOU WISH TO CHANGE YOUR VOTE.

By Order of the Board of Directors,

Todd M. DuChene, Esq.
Secretary

Hampton, New Hampshire

July 13, 2004

July 13, 2004

Dear Stockholder:

      We are writing to advise you of the following important developments relating to the special meeting of stockholders of Apogent Technologies Inc.:

•	The special meeting was convened on June 28, 2004 and then adjourned after voting on a resolution to adjourn the meeting, therefore postponing the pending vote on the proposed merger with Fisher Scientific International Inc. The decision to adjourn the special meeting was made in order to give Fisher and Apogent the time necessary to complete a review after Apogent announced on June 23, 2004 that its Molecular BioProducts, Inc. subsidiary may have improperly recognized, from a timing perspective, between $200,000 and $600,000 of revenue during the quarter ended March 31, 2004.

•	Apogent, its advisors and Fisher have now completed their respective reviews of the matter. A summary description of the review process is attached to this letter and stockholders are urged to read this summary carefully. Based on the results of this review process, Apogent believes that the matter is not material to Apogent and is prepared to proceed with the stockholder vote relating to the merger.

•	Accordingly, the adjourned meeting will now be reconvened at 9:00 a.m. local time on Monday, August 2, 2004 at the 411 East Wisconsin Center, 24th Floor, 411 East Wisconsin Avenue, Milwaukee, Wisconsin, as further described in the supplemental notice accompanying this letter.

•	It is anticipated that the proposed merger with Fisher will occur promptly after the reconvened meeting on August 2, 2004.

•	The Apogent board of directors continues to believe that the merger agreement and the merger are advisable and fair to, and in the best interests of, Apogent and its stockholders. ACCORDINGLY, THE APOGENT BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT AND THE MERGER AT THE RECONVENED APOGENT SPECIAL MEETING. YOUR VOTE IS VERY IMPORTANT.

•	If you have already voted and wish to change your vote as a result of these developments or otherwise, you may do so by using the enclosed new proxy card. If you have already voted and do not wish to change your vote, your original vote will be counted at the reconvened meeting.

      These supplemental proxy materials, which consist of this letter, including the attached summary, and the accompanying supplemental notice, contain important information concerning these recent developments and related matters and should be read in conjunction with the original joint proxy statement/ prospectus mailed to you on or about May 25, 2004.

Sincerely,

Frank H. Jellinek, Jr.
President and Chief Executive Officer
Apogent Technologies Inc.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED OR DETERMINED IF THIS DOCUMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THIS DOCUMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN ANY JURISDICTION WHERE AN OFFER OR SOLICITATION WOULD BE ILLEGAL.

      These supplemental proxy materials are dated July 13, 2004 and are first being mailed to stockholders on or about July 13, 2004. You should read these supplemental proxy materials carefully along with the original joint proxy statement/ prospectus.

      This communication contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on Fisher’s and Apogent’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Risks, uncertainties and assumptions include the possibility that (1) the companies may be unable to obtain stockholder approvals required for the merger; (2) problems may arise in successfully integrating the businesses of the two companies; (3) the merger may involve unexpected costs; (4) the combined company may be unable to achieve cost-cutting synergies; (5) the businesses may suffer as a result of uncertainty surrounding the merger; and (6) the industry may be subject to future regulatory or legislative actions and other risks that are described in SEC reports filed by Fisher and Apogent. Because forward-looking statements involve risks and uncertainties, actual results and events may differ materially from results and events currently expected by Fisher and Apogent. Fisher and Apogent assume no obligation and expressly disclaim any duty to update the information contained herein except as required by law.

Attachment

SUMMARY AND RESULTS OF REVIEW PROCESS

      On June 23, 2004, Apogent Technologies Inc. announced that its Molecular BioProducts, Inc. subsidiary (“MBP”) may have improperly recognized, from a timing perspective, between $200,000 and $600,000 of revenue during the quarter ended March 31, 2004. As a result of this announcement, Fisher Scientific International Inc. held its annual meeting of stockholders on June 28, 2004 solely for the purpose of voting on the election of Fisher directors and the ratification of Fisher’s independent auditors. After director nominees were elected and auditors ratified for 2004, the annual meeting was adjourned in order to give Fisher the time necessary to complete a review of the matter and, therefore, the pending vote on the issuance of Fisher common stock in connection with the proposed merger with Apogent was postponed.

      Similarly, in order to give Apogent the time necessary to complete its review of the matter, Apogent convened its special meeting of stockholders on June 28, 2004, but only for the purpose of voting on a resolution to adjourn the meeting to a later date. The Agreement and Plan of Merger, dated as of March 17, 2004, as amended on April 16, 2004, by and among Fisher, Fox Merger Corporation and Apogent and the merger contemplated thereby were not voted on at the June 28, 2004 Apogent special meeting.

      Promptly, upon learning of a possible improper recognition of revenue at MBP, Apogent began a comprehensive internal review of the matter under the direction and oversight of Apogent’s Audit Committee and its General Counsel. Forensic accounting specialists at PricewaterhouseCoopers LLP (“PwC”) were retained to assist in the review. KPMG LLP, Apogent’s independent auditors, was notified of the matter and has been kept informed of the review being conducted. Contemporaneously with Apogent’s review, Fisher commenced its own review. The reviews by both Apogent and Fisher covered not only MBP, but also other selected Apogent subsidiaries, in order to confirm that these revenue recognition issues were isolated at the MBP level. In connection with Apogent’s review of the MBP matter, appropriate action with respect to the responsible employees has taken place.

      During the course of Apogent’s review of the MBP matter, Apogent’s Audit Committee met regularly to consider and discuss materials prepared and presented by PwC relating to the matter.

      Upon review of the matter, the Apogent Audit Committee has concluded that the MBP matter was an isolated incident and was not material to Apogent and reported its findings to the Apogent board of directors.

      During the review process, Fisher’s board of directors was apprised of the process conducted and the results of Apogent’s internal review (including the work done by PwC) as well as the review conducted by Fisher. On July 13, 2004, the Fisher Board met and received a further presentation as to the findings of the review conducted and after taking such findings into account confirmed its earlier unanimous recommendation to stockholders that they vote in favor of the issuance of Fisher shares to Apogent stockholders in the merger.

Apogent Technologies Inc.

30 Penhallow Street
Portsmouth, New Hampshire 03801
(603) 433-6131

SUPPLEMENTAL NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Reconvened on August 2, 2004

       A special meeting of stockholders of Apogent Technologies Inc., a Wisconsin corporation, was convened on Monday, June 28, 2004 and then adjourned after voting on a resolution to adjourn the meeting. The adjourned special meeting will be reconvened at 9:00 a.m. local time on Monday, August 2, 2004 at the 411 East Wisconsin Center, 24th Floor, 411 East Wisconsin Avenue, Milwaukee, Wisconsin for the following purposes:

1. to consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger, dated as of March 17, 2004, as amended on April 16, 2004, by and among Fisher Scientific International Inc., Fox Merger Corporation, a direct, wholly-owned subsidiary of Fisher, and Apogent Technologies Inc., and the merger contemplated by the merger agreement, pursuant to which Apogent would become a direct, wholly-owned subsidiary of Fisher and each then outstanding share of Apogent common stock would be converted into the right to receive .56 shares of Fisher common stock;

2. to vote upon an adjournment of the reconvened Apogent special meeting, if necessary, to solicit additional proxies if there are not sufficient votes for the foregoing proposal; and

3. to transact such other business within the preceding purposes as may properly come before the reconvened special meeting or any adjournments or postponements of the reconvened special meeting.

      A copy of the merger agreement was attached as Annex A to the original joint proxy statement/ prospectus mailed on or about May 25, 2004 to all stockholders of record as of May 14, 2004.

      Holders of record of Apogent common stock at the close of business on May 14, 2004, the original record date fixed for the special meeting which remains effective, are entitled to receive this notice and to vote their shares at the reconvened special meeting or any adjournment or postponement of that meeting. As of that date, there were 89,590,266 shares of common stock outstanding and entitled to vote. Each share of common stock is entitled to one vote on each matter properly brought before the reconvened special meeting. Approval and adoption of the merger agreement and the merger by the stockholders of Apogent, which is a condition to completion of the merger, requires the affirmative vote of a majority of all the votes entitled to be cast thereon.

      We describe the special meeting, the merger agreement and related matters in the original joint proxy statement/ prospectus and in these supplemental proxy materials which consist of this supplemental notice and the accompanying letter including the attached summary. These supplemental proxy materials which describe recent developments since the mailing to you of the original joint proxy statement/ prospectus modify certain information in the original joint proxy statement/ prospectus and should be read together with that document.

      Enclosed is a new proxy card. The proxy card that accompanied the original joint proxy statement/ prospectus will remain valid. Therefore, either of the proxy cards can be used to submit your vote. If you have already voted via the Internet or by telephone or by returning the proxy card you received previously, your vote will be recorded unless you submit a subsequent proxy changing your vote or you revoke your proxy. If you have not voted or wish to change your vote, please sign and date the enclosed proxy card and mail it promptly in the enclosed postage-paid envelope. If your shares are held in the name of a bank, broker or other fiduciary, please follow the instructions on the voting instruction card furnished by the record holder. REMEMBER, YOUR VOTE IS IMPORTANT, SO PLEASE ACT TODAY IF YOU HAVE NOT ALREADY VOTED.

      Your board of directors has adopted and approved the merger agreement and unanimously recommends that you vote to approve and adopt the merger agreement and the merger which are described in detail in the original joint proxy statement/ prospectus.

      IF YOU HAVE ALREADY VOTED, YOU DO NOT NEED TO TAKE FURTHER ACTION UNLESS YOU WISH TO CHANGE YOUR VOTE.

By Order of the Board of Directors,

MICHAEL K. BRESSON

Secretary

Portsmouth, New Hampshire

July 13, 2004